Exhibit 4.25

INDEMNITY AGREEMENT

THIS AGREEMENT is made this December [15], 2023

BETWEEN:

LEDDARTECH HOLDINGS INC., a corporation existing under the Canada Business Corporations Act

(the “Corporation”)

- and -

[●], an individual principally resident in [●]

(the “Indemnified Party”)

RECITALS:

A.	The Indemnified Party is, has been or, at the request of the Corporation, is proposed to become, a duly elected or appointed director and/or officer of the Corporation.

B.	The Corporation is permitted to indemnify its directors and officers to the extent permitted herein.

C.	The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities or expenses which the Indemnified Party may incur as a result of acting as a director and/or officer of the Corporation.

D.	The Indemnified Party has agreed to serve or to continue to serve as a director and/or officer of the Corporation subject to the Corporation providing the Indemnified Party with directors’ and officers’ liability insurance and an indemnity against certain liabilities and, in order to induce the Indemnified Party to serve and to continue to so serve as a director and/or officer of the Corporation, the Corporation has agreed to provide the indemnity in this Agreement.

THEREFORE, the Parties agree as follows:

ARTICLE 1
definitions and principlEs of interpretation

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

(a)	“Act” means the Canada Business Corporations Act, as the same exists on the date of this Agreement or may hereafter be amended;

(b)	“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

(c)	“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks are open for business during normal banking hours in the Province of Québec;

(d)	“Claim” includes any civil, criminal, administrative or investigative or other proceeding of any nature or kind, whether current, pending, anticipated, threatened or completed, in which the Indemnified Party is involved because (i) the Indemnified Party is a current or former director or officer (or has served in a similar capacity) of the Corporation or Other Entity, (ii) in which the Indemnified Party participates at the request of the Corporation, or (iii) where the Indemnified Party is made a witness or a participant in any other respect in any such proceeding;

(e)	“Derivative Claim” has the meaning set out in Section 3.1(c);

(f)	“Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to defend, settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation, and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under this Agreement, and for greater certainty, includes all taxes, interest, penalties and related outlays of the Indemnified Party arising from any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement;

(g)	“Other Entity” means a Subsidiary of the Corporation and any other entity in respect of which the Indemnified Party was specifically requested by the Corporation to serve as a duly appointed director, officer or similar position of such Other Entity;

(h)	“Parties” means the Corporation and the Indemnified Party, collectively. and “Party” means any one of them;

(i)	“Policy” means the directors’ and officers’ insurance policy entered into by the Corporation and any successor to such policy entered into by the Corporation; and

(j)	“Run-Off Coverage” has the meaning set out in Section 4.3.

(k)	“Subsidiary” has the meaning set out in the Act.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

(b)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	Number – Unless the context otherwise requires, words importing the singular include the plural and vice versa.

(d)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(e)	Entire Agreement – This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.

(f)	Non-Exclusivity - The Indemnified Party’s rights under this Agreement shall be in addition to any other rights that the Indemnified Party may have under the Corporation’s by-laws or articles, applicable law, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under this Agreement or under the Corporation’s by-laws or articles, it is the intent of the Parties hereto that the Indemnified Party may enjoy by this Agreement the greater benefits so afforded by that change. The Indemnified Party’s rights under this Agreement shall not be diminished by any present or future provision of the Corporation’s by-laws or articles and shall not diminish any other rights that the Indemnified Party now or in the future has against the Corporation.

ARTICLE 2
Representations

2.1	Representations of the Corporation

The Corporation represents and warrants to the Indemnified Party that:

(a)	Existence and Corporate Power – The Corporation is a corporation existing under the laws of Canada and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on its business as presently conducted.

(b)	Due Authorization and Enforceability – The execution and delivery of this Agreement and the performance of the obligations contemplated by this Agreement have been duly authorized by all necessary corporate action on behalf of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms.

(c)	No Conflict – The Corporation is not a party to, bound or affected by or subject to any:

(i)	indenture, mortgage, agreement, obligation or instrument;

(ii)	charter or by-law; or

(iii)	applicable law, statute, regulation, rule, order, ordinance, judgment, decree, licence or permit,

that would be violated, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of this Agreement or the performance of any of the obligations provided for under this Agreement.

ARTICLE 3
Indemnification by Corporation and
obligations of Indemnified Party

3.1	Indemnification

(a)	General Indemnity – Except as otherwise provided in this Agreement, the Corporation shall indemnify and hold the Indemnified Party harmless to the fullest extent permitted by law, including but not limited to the indemnity under the Act, from and against any and all Losses which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of any Claim, provided that the indemnity provided for in this Section 3.1(a) will only be available if:

(i)	the Indemnified Party was acting honestly and in good faith with a view to the best interests of the Corporation; and

(ii)	in the case of a criminal or administrative Claim that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

(b)	Indemnity as of Right – In addition to any other indemnity to which the Indemnified Party is entitled hereunder and notwithstanding anything in this Agreement to the contrary, the Indemnified Party is entitled to an indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any Claim, if the Indemnified Party:

(i)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the Indemnified Party ought to have done; and

(ii)	fulfils the conditions set out in Sections 3.1(a)(i) and 3.1(a)(ii).

(c)	Derivative Claims – In respect of any action by or on behalf of the Corporation to procure a judgment in its favour against the Indemnified Party, in respect of which the Indemnified Party is made a party because of the Indemnified Party’s association with the Corporation (a “Derivative Claim”), the Corporation shall (i) indemnify and save harmless the Indemnified Party for costs, charges and expenses reasonably incurred by the Indemnified Party in connection with such Derivative Claim provided the Indemnified Party is found to have fulfilled the conditions set out in Sections 3.1(a)(i) and 3.1(a)(ii) above, and (ii) at its expense, make application for, and use all commercially reasonable efforts to obtain, the approval of a court of competent jurisdiction to advance monies to the Indemnified Party for such costs, charges and expenses provided that the Indemnified Party shall repay such funds advanced if the Indemnified Party is ultimately not found to have fulfilled the conditions set out in Sections 3.1(a)(i) and 3.1(a)(ii) above.

(d)	Incidental Expenses – The Corporation shall pay or reimburse the Indemnified Party for the Indemnified Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in carrying out the Indemnified Party’s duties as a director and/or officer of the Corporation.

(e)	Specific Indemnity for Statutory Obligations – Without limiting the generality of the preceding Sections 3.1(a) through 3.1(d) of this Agreement, the Corporation agrees, to the extent permitted by law, to indemnify and save the Indemnified Party harmless from and against any and all costs, charges, expenses, fees, damages or liabilities arising by operation of statute and incurred by or imposed upon the Indemnified Party in relation to the affairs of the Corporation in the Indemnified Party’s capacity as a director or officer thereof, including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors, and any government or any agency or division of any government, whether federal, provincial, state, regional or municipal, provided that the indemnity provided for in this Section 3.1(e) will only be available if the Indemnified Party fulfils the conditions in Sections 3.1(a)(i) and 3.1(a)(ii) above.

(f)	Advance of Expenses – Subject to Section 3.1(c), the Corporation shall, at the request of the Indemnified Party, advance to the Indemnified Party sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Party for any costs, charges or expenses reasonably incurred by the Indemnified Party in investigating, defending, appealing, preparing for, providing evidence in or instructing and receiving the advice of the Indemnified Party’s counsel or other professional advisors in regard to any Claim or other matter for which the Indemnified Party may be entitled to an indemnity or reimbursement under this Agreement, and such amounts shall be treated as a non-interest bearing advance or loan to the Indemnified Party, pending approval of a court of competent jurisdiction (if required), to the payment thereof as an indemnity and provided that the Indemnified Party fulfils the conditions set out in Sections 3.1(a)(i) and 3.1(a)(ii). In the event that it is ultimately determined by a court of competent jurisdiction that the Indemnified Party did not fulfil the conditions set out in Sections 3.1(a)(i) and 3.1(a)(ii), or that the Indemnified Party was not entitled to be fully so indemnified, such loan or advance, or the appropriate portion thereof shall, upon written notice of such determination being given by the Corporation to the Indemnified Party reasonably detailing the basis for such determination, be repayable on demand and shall bear interest from the date of such notice at the prime rate prescribed from time to time by the Corporation’s primary commercial bank operating in Canada.

(g)	Partial Indemnification – If the Indemnified Party is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Losses incurred in respect of any Claim but not for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

(h)	Claim Initiated by Nominee – The Indemnified Party shall not be entitled to indemnification under this Agreement for any Claim initiated by or on behalf of the Indemnified Party against the Corporation except a Claim brought to enforce indemnification under this Agreement.

(i)	Claim for Clawback Compensation – Notwithstanding any provision in this Agreement, the Corporation shall not be obligated under this Agreement to make any indemnification, advances, expenses or hold harmless payment in connection with any Claim made against Indemnitee for a clawback of compensation made pursuant to and in accordance with the requirements of Section 10D and Rule 10D-1 of the U.S. Securities Exchange Act of 1934, as amended.

3.2	Notice of Claims

The Indemnified Party shall give notice in writing to the Corporation as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation or the Indemnified Party which may result in a claim for indemnification under this Agreement, and the Corporation agrees to give the Indemnified Party notice in writing as soon as practicable upon it being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Such notice, by the Indemnified Party or the Corporation, (in either case a “Notice of Claim”) shall include a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by the Indemnified Party to so notify the Corporation of any Claim shall not relieve the Corporation from liability under this Agreement except to the extent that the failure materially prejudices the Corporation.

3.3	Subrogation

Promptly after receiving a Notice of Claim from the Indemnified Party (other than in respect of a Derivative Claim), the Corporation may, by providing notice in writing to the Indemnified Party, or the Corporation shall, upon the written request of the Indemnified Party, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Claim. On delivery of such notice by the Corporation, the Corporation shall not be liable to the Indemnified Party under this Agreement for any fees and disbursements of counsel the Indemnified Party may subsequently incur with respect to the same matter. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party shall fully cooperate in such defence including the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

3.4	Separate Counsel

In connection with any Claim or other matter for which the Indemnified Party may be entitled to indemnity under this Agreement, the Indemnified Party shall have the right to employ separate counsel of the Indemnified Party’s choosing and to participate in the defence thereof but the fees and disbursements of such counsel shall be at the Indemnified Party’s expense unless employment of such other counsel has been authorized by the Corporation, in which event, the fees and disbursements of such counsel shall be paid by the Corporation.

3.5	Determination of Right to Indemnification

If the payment of an indemnity or the advancement of funds under this Agreement requires the approval of a court, under the provisions of the Act or otherwise, either the Corporation or the Indemnified Party may apply to a court of competent jurisdiction for an order approving such indemnity or the advancement of such funds by the Corporation pursuant to this Agreement.

3.6	Other Entities

This Article 3 applies mutatis mutandis to the Indemnified Party in his or her capacity as a director or officer of any Other Entity.

ARTICLE 4
insurance

4.1	The Policy

The Corporation shall pay all premiums payable under the Policy and take all steps necessary to maintain the coverage provided under the Policy. The Corporation shall from time to time, and at least once per year, review the coverage under the Policy and determine if it is advisable to increase the scope of such coverage, the Policy limit or review the Policy’s deductible amounts. The scope of coverage of the Policy shall (i) be at least as broad, in all material respects, as the Policy in place as of the date of this Agreement, and (ii) include insurance for the benefit of the directors and officers (or other individuals holding similar positions) of any Other Entity on such terms, in all material respects, as the Corporation maintains in existence for its directors and officers.

4.2	Currency of Policy

So long as the Indemnified Party is a director or officer of the Corporation, upon the receipt of a written request from the Indemnified Party at any time during the term of this Agreement, the Corporation shall provide proof to the Indemnified Party that all premiums payable by the Corporation in respect of the Policy have been paid.

4.3	Run-Off Coverage

In the event the Policy is discontinued for any reason, the Corporation shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of six years after such discontinuance, insurance for the benefit of the Indemnified Party (the “Run-Off Coverage”), on such terms as the Corporation then maintains in existence for its directors and officers, to the extent permitted by law and provided such Run-Off Coverage is available on commercially acceptable terms and premiums (as determined by the board of directors of the Corporation in its sole discretion). The Run-Off Coverage shall provide coverage only in respect of events occurring prior to the discontinuance of the Policy.

4.4	Exclusion of Indemnity

Notwithstanding any other provision in this Agreement to the contrary, the Corporation shall not be obligated to indemnify the Indemnified Party under this Agreement for any Losses which have been actually paid to, by or on behalf of the Indemnified Party under the Policy or any other applicable policy of insurance maintained by the Corporation.

4.5	Deductible under Directors’ and Officers’ Insurance

If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Indemnified Party is subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by the Corporation for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, the Corporation shall pay the deductible for and on behalf of the Indemnified Party.

ARTICLE 5
miscellaneous

5.1	Continuance

The Corporation shall give to the Indemnified Party 15 Business Days notice of any application by the Corporation for a certificate of continuance in any jurisdiction, indicating the jurisdiction in which it is proposed that the Corporation will be continued and the proposed date of continuance. Upon receipt of such notice, the Indemnified Party may require that the Parties make such amendments to this Agreement as the Parties, acting reasonably, consider necessary or desirable in order to provide the Indemnified Party with a comprehensive indemnity under the laws of the proposed jurisdiction of continuance.

5.2	Corporation and Indemnified Party to Cooperate

The Parties shall, from time to time, provide such information and cooperate with each other, as the other may reasonably request, in respect of all matters under this Agreement.

5.3	Effective Time

Notwithstanding anything to the contrary, this Agreement shall apply to, and be deemed to have been in effect during, all periods that the Indemnified Party was serving as a director or officer of the Corporation (including, for the avoidance of doubt, any predecessor entity to the Corporation) or an Other Entity, regardless of the date of this Agreement.

5.4	Insolvency

The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

5.5	Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

ARTICLE 6
General

6.1	Term

The term of this Agreement will commence upon the date first set out above and will continue until six years after the Indemnified Party has ceased to act as a director or officer of the Corporation and all Other Entities, as applicable.

6.2	Deeming Provision

The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party’s being appointed or elected as a director or officer of the Corporation (including, for the avoidance of doubt, any predecessor entity of the Corporation) or Other Entity.

6.3	Assignment

Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

6.4	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and the heirs, attorneys, guardians, estate trustees, executors, trustees, administrators and permitted assigns of the Indemnified Party and the successors (including any successor by reason of amalgamation) and permitted assigns of the Corporation.

6.5	Amendments

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be so bound. For greater certainty, the rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

6.6	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by email:

(a)	in the case of a Notice to the Indemnified Party at:

[●]

[●]

[●]

Attention: [●]

Email:       [●]

(b)	in the case of a Notice to the Corporation at:

Leddartech Holdings Inc.

4535 Wilfrid-Hamel Blvd #240

Québec, Québec G1P 2J74

Attention: Frantz Saintellemy, Chief Executive Officer

Email: frantz.saintellemy@leddartech.com and legal@leddartech.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.

6.7	Further Assurances

The Parties shall, with reasonable diligence, do all things and execute and deliver all such further documents or instruments as may be necessary or desirable for the purpose of assuring and conferring on the Indemnified Party the rights created or intended by this Agreement and giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement.

6.8	Independent Legal Advice

The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement, that the Indemnified Party has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

6.9	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other electronic means and all such counterparts together shall constitute one and the same agreement.

6.10	Language

The Parties hereby confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, have been and shall be drawn up in the English language only. Les signataires confirment, par les présentes, leur volonté que la présente convention, de même que tous les documents s’y rattachant, soient rédigés en anglais seulement.

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IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first written above.

LEDDARTECH HOLDINGS INC.

By:
	Name:	Frantz Saintellemy
	Title:	Chief Executive Officer

[Indemnified Party]

Signature Page to Indemnity Agreement